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Genta Incorporated Announces Fourth Quarter and Year End 2005 Financial Results and Corporate Highlights

BERKELEY HEIGHTS, NJ – March 10, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced financial results for the fourth quarter and year ended December 31, 2005. Key highlights for the year included:

o	Genta completed submission of its New Drug Application (NDA) for Genasense® (oblimersen sodium injection) plus chemotherapy for the treatment of patients with chronic lymphocytic leukemia (CLL). The application has been accepted for review by the FDA, with a target action date of October 28, 2006.
o	Genta completed submission of its Marketing Authorization Application (MAA) for Genasense plus dacarbazine for treatment of patients with advanced melanoma. This application has been accepted for review by the European Medicines Agency (EMEA).
o	The Company strengthened its management team with recruitment of three senior executives.
o	Genta eliminated all debt from its balance sheet and acquired sufficient inventory of Genasense to accommodate a worldwide commercial launch.
o	The Company’s randomized trial of Genasense plus chemotherapy in patients with acute myeloid leukemia (AML) will proceed to completion of its 500-patient accrual target, which is expected in 2006.
o	Genta’s management will provide corporate, financial, clinical and regulatory update in a conference call scheduled for Tuesday March 14, 2006.

Earlier this week, Genta announced that the Company had entered into definitive subscription agreements with institutional investors to sell approximately 19 million shares of its common stock through a “registered direct offering” for gross proceeds totaling approximately $40.8 million, before estimated fees and expenses. Shares related to that offering are being sold pursuant to the Company's registration statement on Form S-3 declared effective by the

Securities and Exchange Commission on May 11, 2004 and prospectus supplement dated March 6, 2006. It is currently anticipated that this transaction will close on March 13, 2006, and the Company believes that proceeds raised from this offering will be sufficient to fund its operations into the first quarter of 2007. Absent having closed that transaction, and given the Company’s recurring losses and negative cash flows from operations, the Company’s annual report on Form 10-K that was filed today contains a “going-concern” qualification from its independent registered public accounting firm, Deloitte & Touche LLP.

“The past year marked a key turnaround for Genta as we seek to transition from a research-focused organization into a commercial operating company,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “We are very pleased with the progress made across multiple fronts, including the strengthening of our management team and submission of worldwide regulatory applications for marketing approval of Genasense.”

The Company highlighted several important corporate developments for the year, as follows:

Regulatory Filings

Chronic Lymphocytic Leukemia

In December 2005, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of Genasense plus fludarabine and cyclophosphamide as treatment for patients with relapsed or refractory CLL. On March 1 2006, the Company announced that the application, which was filed for Accelerated Approval, had been accepted for review by the FDA with a target action date of October 28, 2006. The Company has submitted to the FDA a Special Protocol Assessment for its confirmatory study in CLL, which would be required under provisions related to accelerated approval. A summary of safety and efficacy data related to this application can be viewed at: http://www.genta.com/Genta/InvestorRelation/2005/press_20051229.html.

Malignant Melanoma

In December 2005, the Company submitted a MAA to the EMEA for the use of Genasense plus dacarbazine as treatment for patients with advanced melanoma. The MAA is principally based on long-term data derived from the largest randomized controlled trial that has been conducted in patients with advanced melanoma. In this trial, which was conducted at 139 sites in 9 countries, 771 patients were randomly assigned to receive chemotherapy with dacarbazine alone or in combination with Genasense. The MAA is comprised of the updated final analysis of this trial, which includes data from 24-months of minimum follow-up on all patients. A summary of safety and efficacy data related to this application can be viewed at: http://www.genta.com/Genta/InvestorRelation/2006/press_20060103.html.

Clinical Program Update

Subcutaneous Genasense: The Company recently announced the start of patient enrollment into a study that will evaluate a new formulation of Genasense that can been administered by subcutaneous (SC) injection. The new formulation is five-fold more concentrated than material currently used in clinical trials. Initiation of this study required the filing of a new Investigational New Drug (IND) application that included requisite animal toxicology. The SC development program will evaluate a range of single doses, followed by repeated dosing schedules, in order to optimize use for possible future studies. Genasense has demonstrated preclinical synergy with various treatments, such as Tarceva® (erlotinib), interferon and radiation, that require multi-day schedules. The new method may substantially increase patient convenience and expand the utility of Genasense, particularly in front-line and adjuvant settings.

Genasense in Acute Myeloid Leukemia: Under sponsorship of the National Cancer Institute (NCI), a randomized trial of standard chemotherapy with or without Genasense is being conducted by the Cancer and Leukemia Group B (CALGB), the largest oncology cooperative group in the U.S. As of January 2006, more than 350 patients had been accrued to this trial. The Company anticipates that the trial will proceed to completion of its 500-patient accrual target, which is currently expected in 2006. If data from this trial are sufficiently positive, the Company believes this trial is sufficiently robust to support worldwide registration in this indication.

Randomized Trials of Genasense in Lung and Prostate cancer: Three randomized trials of Genasense in combination with various types of chemotherapy have completed enrollment, including studies in non small cell lung cancer, small cell lung cancer, and hormone-refractory prostate cancer. The Company currently projects that data from each of these three trials will become available during 2006. However, unlike the trial in AML, none of these trials would be sufficient to support registration, and at least one additional trial in each indication would be required.

Genasense in Other Types of Cancer: To take maximum advantage of the opportunity afforded by an agent that may broadly amplify the effectiveness of cancer therapy, Genasense is currently being evaluated in combination with a variety of cancer treatments in patients with lymphoma, leukemia, and solid tumors. These trials are being sponsored either directly by the Company or in collaboration with the National Cancer Institute.

Management and Operations

The Company’s senior management team was significantly strengthened by the recent appointments of key executives, including:

o	W. Lloyd Sanders was appointed Vice-President of Sales and Marketing. Most recently, Mr. Sanders was Vice-President, Oncology Sales, at sanofi-aventis, where he led the Eloxatin®, Taxotere®, and ELITEK® sales teams. Mr. Sanders is responsible for building the sales and marketing infrastructure of the Company to support the potential U.S. launch of Genasense.

o	Richard J. Moran, CPA, was appointed Senior Vice-President, Chief Financial Officer, and Corporate Secretary. Mr. Moran has reporting responsibility for Finance, Manufacturing Operations, and Information Technology. Mr. Moran brings extensive and diversified finance experience from a long career with Johnson and Johnson and several of its operating companies. He served as Chief Financial Officer, Vice-President Finance, and member of the U.S.A. Board of Ortho Biotech from 1995 until 2002, and from 2000 to 2002 he assumed finance responsibility for the Ortho Biotech Worldwide Board.

o	Dr. Per I. Lindell, Sc.D., as Vice-President of Business Development. Dr. Lindell has nearly 20 years of experience in the pharmaceutical industry. He was most recently Vice-President, Corporate Development, at Metaphore Pharmaceuticals. He has held previous positions at Avalon Pharmaceuticals, Knoll Pharmaceuticals, the Boston Consulting Group, Arthur D. Little and as a Research Engineer at Pharmacia AB in Uppsala, Sweden.

Financial Information

The Company reported a net loss of $10.2 million, or $.09 per share, for the fourth quarter of 2005, compared to net income of $14.6 million, or $.18 per share, for the fourth quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss of $2.2 million, or $.02 per share, compared to a net loss of $32.7 million, or $.41 per share, in 2004. The fourth quarter loss reflects the May 2005 termination of the Collaborative Agreement to commercialize Genasense® that had been in place between Genta and sanofi-aventis. As a result of the termination, the income statement for the fourth quarter of 2005 reflects no license fees or development funding revenue and no research and development reimbursement. As of December 31, 2005, the Company had cash, cash equivalents and marketable securities totaling $21.3 million.

In the fourth quarter, total revenues were $0.1 million, generated by sales of Ganite®, compared to total revenues of $10.0 million in the fourth quarter of 2004. In the prior-year quarter, license fees and development funding revenues of $11.2 million were generated by the accelerated recognition of the initial $10.0 million licensing fee and $40.0 million development funding received from sanofi-aventis in 2002 under the Collaborative Agreement. Prior to the sanofi-aventis notice of termination in November 2004, these deferred revenues were being recognized over a period of 115 months. As a result of the notice of termination, the remaining balance of deferred revenues as of November 2004 were recognized over the six-month termination notice period, which ended in May 2005. In addition, the prior-year quarter includes a provision for sales returns of $1.2 million related to sales of Ganite®.

Fourth quarter 2005 gross expenses were $10.8 million, compared to $13.9 million in the prior year period, primarily due to lower expenses related to clinical studies in 2005. There was no expense reimbursement in the fourth quarter of 2005, since as of May 2005 all Genasense costs are the responsibility of Genta.

For the full year, gross expenses were $37.0 million, compared with $101.3 million in 2004. Research and development expenses in 2004 included $33.0 million related to the expensing of Genasense inventories and other expenses related to the manufacturing and purchase of Genasense bulk drug substance. In addition, research and development expenses in 2005 declined due to lower activity on several clinical studies. Reimbursement from sanofi-aventis for 2005 was $6.1 million, compared to $43.3 million in 2004.

The income statement reflects a gain on forgiveness of debt of $1.3 million in 2005 and $11.5 million in 2004. Both gains are the result of the termination of the Collaborative Agreement with sanofi-aventis. The gain in 2005 resulted in May 2005 from the forgiveness of the remaining balance on a Line of Credit and the gain in 2004 resulted from the forgiveness of convertible debt and accrued interest.

As of December 31, 2005, Genta had no short-term or long-term debt, and had cash, cash equivalents and marketable securities of $21.3 million, compared to $42.2 million as of December 31, 2004.

On March 7, 2006, Genta announced that the Company had entered into a definitive agreement with institutional investors to sell approximately 19 million shares of its common stock through a “registered direct offering” for gross proceeds totaling approximately $40.8 million, before fees and expenses. This financing is expected to close on March 13, 2006. Upon closing of this financing and at the currently projected rate of spending, including building the Company’s sales and marketing team and capabilities, we believe the Company should have sufficient cash to maintain its operations into the first quarter of 2007.

Conference Call and Webcast

US/Canada call: 877-634-8606; conference code: Genta Incorporated
International call: 706-679-3140; conference code: Genta Incorporated
Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642- 1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 6397523.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

o	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
o	the safety and efficacy of the Company’s products;
o	the commencement and completion of clinical trials;
o	the Company’s ability to develop, manufacture and sell its products;
o	the adequacy of the Company’s capital resources and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
o	the adequacy of the Company’s patents and proprietary rights;
o	the impact of litigation that has been brought against the Company and its officers and directors;
o	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s annual report on Form 10-K.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2005.

SOURCE: Genta Incorporated